Exhibit 4.5

APPENDIX – U.S. TAXPAYERS

SILICOM LTD., GLOBAL SHARE INCENTIVE PLAN (2013)

1.	Special Provisions for Persons who are U.S. Residents

1.1           This Appendix (the “Appendix”) to the Silicom Ltd. Global Share Incentive Plan (2013) (the “Plan”) is effective as of October 21, 2013 (the “Effective Date”).

1.2           The provisions specified hereunder apply only to persons who are subject to U.S. federal income tax (any such person, a “U.S. Taxpayer”).

1.3           This Appendix applies with respect to Awards granted under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with applicable tax, securities and other applicable laws currently in force.  Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan (including, without limitation, its provisions regarding adjustments).  This Appendix is applicable only to grants made after the Effective Date.

1.4           The Plan and this Appendix shall be read together. In any case of an irreconcilable contradiction (as determined by the Administrator) between the provisions of this Appendix and the Plan, the provisions of the Plan shall govern unless expressly stated otherwise in this Appendix.

1.5            The Plan and this Appendix shall be submitted to the Company’s shareholders for approval within twelve (12) months after the Effective Date for the purposes of U.S. federal income tax qualification of the Plan and this Appendix. As of the Effective Date, the Board of Directors may grant Awards pursuant to this Appendix; provided, however, that:  (a) no Incentive Stock Option may be exercised under this Appendix prior to initial shareholder approval of the Plan and this Appendix; (b) if such approval has not been obtained at the end of said twelve-month period, all Incentive Stock Options previously granted or awarded under the Plan and this Appendix shall thereupon be canceled and become null and void; and (c) no Incentive Stock Option granted pursuant to an increase in the number of Shares approved by the Board of Directors shall be exercised prior to the time such increase has been approved by the shareholders of the Company.

2.	Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries or Parents, if any; and (d) any other entity in which the Company or any of its Affiliates has a material equity interest and that is designated as an “Affiliate” by resolution of the Administrator provided, however, that, notwithstanding any other provisions of the Plan or this Appendix to the contrary, for purposes of Non-Qualified Stock Options, if an individual who otherwise qualifies as a Service Provider provides services to such an entity and not to the Company or a Subsidiary or Parent, such entity may only be designated an Affiliate if the Company qualifies as a “service recipient,” within the meaning of Code Section 409A, with respect to such individual; provided further that such definition of “service recipient” shall be determined by (i) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (ii) where the use of Shares with respect to the grant of a Non-Qualified Stock Option to such an individual is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.

“Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

“Disability” means, with respect to Incentive Stock Options, a “permanent and total disability” as set forth in Section 22(e)(3) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any references to any section of the Exchange Act shall also be a reference to any successor provision.

“Fair Market Value” means, for purposes of this Appendix, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Share on such date: (a) as reported on the principal national securities exchange in the United States on which it is the traded or The Nasdaq Stock Market; or (b) if not traded on any such national securities exchange or The Nasdaq Stock Market, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc. or if the Share shall not have been reported or quoted on such date, on the first day prior thereto on which the Share was reported or quoted; provided, that the Administrator may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange on which the Share is listed or traded.  If the Share is not readily tradable on a national securities exchange, The Nasdaq Stock Market or any automated quotation system sponsored by the National Association of Securities Dealers, Inc., its Fair Market Value shall be set in good faith by the Administrator.  Notwithstanding any provision herein to the contrary, with respect to Non-Qualified Stock Options, the “Fair Market Value” of the Shares shall be determined in a manner that satisfies the applicable requirements of Code Section 409A, and with respect to Incentive Stock Options, such Fair Market Value shall be determined in a manner that satisfies the applicable requirements of Code Section 422, and subject to Code Section 422(c)(7).

“Family Member” means “family member” as defined in Rule 701 under the Securities Act or, following the filing of a Form S-8 pursuant to the Securities Act with respect to the Plan, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests or as otherwise defined in Rule 701 under the Securities Act or in Section A(1)(a)(5) of the general instructions of Form S-8, as applicable.

“Incentive Stock Option” means any Option awarded to an eligible Participant under the Plan and this Appendix intended to be and designated in the Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Qualified Stock Option” means any Option awarded under this Plan that is not an Incentive Stock Option.

“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

“Public Trading Date” means the first date upon which the Shares are listed (or approved for listing) upon notice of issuance on any U.S. securities exchange or designated (or approved for designation) upon notice of issuance as a U.S. national market security on an interdealer quotation system.

“Section 83(b) Election” means an election by a Participant to include the Fair Market Value of a Share (less any amount paid for the Share) at the time of grant as part of the Participant’s income in accordance with Section 83(b) of the Code.  A Section 83(b) Election must be filed in writing with the Internal Revenue Service within thirty (30) days of the date of the Award, with a copy to the Company or Affiliate with whom the Participant is employed.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.  Any reference to any section of the Securities Act shall also be a reference to any successor provision.

 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

“Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

3.              Grants of Awards.

 3.1           The Administrator shall have full authority to grant Awards to Participants pursuant to the terms of this Appendix and the Plan.  All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement to be executed by the Company and the Participant.  In particular, the Administrator shall have the authority to determine whether an Option is an Incentive Stock Option or Non-Qualified Stock Option.

 3.2           Termination.

(a)  If a Participant ceases to be a Service Provider other than by reason of the Participant’s Disability or death, such Holder may exercise his or her Option within such period of time as is specified in the Plan or the Award Agreement to the extent that the Option is vested on the date of termination.

(b)  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Plan or the Award Agreement to the extent the Option is vested on the date of termination.

(c)  If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Plan or the Award Agreement.

To avoid doubt, the provisions of Section 9 of the Plan shall remain in full force and effect and apply to Awards granted pursuant to this Appendix.

4.             Shares Reserved under Appendix.

The aggregate number of Shares with respect to which Awards may be granted under this Appendix shall not exceed 150,000 (subject to any increase or decrease approved by the Board of Directors), which includes all authorized and unissued Share designated for such purpose.  In determining the number of Shares available for Awards, if Shares have been delivered or surrendered by a Participant as full or partial payment to the Company for payment of the exercise price, or for payment of withholding taxes, or if the number Shares otherwise deliverable has been reduced for payment of the exercise price or for payment of withholding taxes, the number of Shares surrendered as payment in connection with the exercise or for withholding or reduced shall again be available for purposes of  Awards under this Appendix. Notwithstanding the foregoing, the maximum number of Shares that may be issued pursuant to Incentive Stock Options is 150,000 Shares, and such reserve of Shares for grants of Incentive Stock Options shall not be increased without the approval of the shareholders of the Company as required pursuant to Section 421 et seq. of the Code.  The numbers of Shares stated in this Section 4 shall be subject to adjustment as provided in Section 10 of the Plan.

5.             Special Terms for Incentive Stock Options.

5.1           Eligibility. All Service Providers are eligible to be granted Non-Qualified Stock Options under this Appendix, and all employees of the Company, a Subsidiary or a Parent are eligible to be granted Incentive Stock Options under this Appendix, if so employed on the grant date of such Incentive Stock Option,  although it is anticipated that grants hereunder will be granted solely or primarily to U.S. Taxpayers.  Eligibility for the grant of an Option and actual participation in this Appendix and the Plan shall be determined by the Administrator in its sole discretion.  Notwithstanding anything in this Section 5.1 to the contrary, Consultants who are not natural persons that provide bona fide services to the Company, a Subsidiary or a Parent and Consultants who provide services in connection with the offer or sale of securities in a capital raising transaction or within the meaning of Rule 701 of the Securities Act shall not be eligible to be granted Awards under this Appendix.

5.2           Disqualification.  To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.

5.3           Exercise Price.  The exercise price per Share subject to an Option shall be determined by the Administrator at the time of grant of such Option; provided that the per share exercise price of an Option shall not be less than 100% of the Fair Market Value of the Share at the time of grant of such Option; and provided, further, that if an Option is granted to a Ten Percent Shareholder, the exercise price per Share shall be no less than 110% of the Fair Market Value of the Share at the time of the grant of such Option.

5.4           Option Term.  The term of each Option shall be fixed by the Administrator; provided, however, that no Option shall be exercisable more than 10 years after the date such Option is granted; and further provided that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five years.

5.5           Incentive Stock Option Limitations.  To the extent that the aggregate Fair Market Value (determined as of the time of grant) of a Share with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Awards shall be treated as Non-Qualified Stock Options.  In addition, if an employee  does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Section 422 of the Code), such Option shall be treated as a Non-Qualified Stock Option.  Should any provision of this Appendix not be necessary in order for the Awards to qualify as Incentive Stock Options, or should any additional provisions be required, the Administrator may amend this Appendix accordingly, without the necessity of obtaining the approval of the shareholders of the Company, unless required by applicable law.

5.6           Effect of Termination.   Notwithstanding anything to the contrary in the Plan or this Appendix, and in the absence of a provision specifying otherwise in the relevant Award Agreement, then with respect to Incentive Stock Options, the following provisions must be met on order for the Award to qualify as an Incentive Stock Option under the Code:

(a)           in the event that the Participant ceases to be an employee of the Company or an Affiliate for any reason other than the Participant's death or Disability, the vested Options must be exercised within three (3) months from the effective date of  termination of the Participant’s status as a Service Provider;

(b)  in the event that the Participant ceases to be a Service Provider as a result of the Participant's death or Disability, the Option must be exercised within twelve (12) months following the Participant's date of termination for death or Disability.

To avoid doubt, the provisions of Section 11 of the Plan and Section 3.3 of this Appendix shall remain in full force and effect and apply to Awards granted as Incentive Stock Options.  The restrictions set forth above represent special additional limitations that apply to qualify as Incentive Stock Options under the provisions of the Code.  To avoid doubt, a Participant may choose to exercise Options in accordance with the terms of Section 9 of the Plan or Section 3.3 of the Appendix and the relevant Award Agreement, and not in compliance with the provisions of the Code relating to “incentive stock options”.  In that case such Option will not qualify as an Incentive Stock Option and will be treated as a Non- Qualified Stock Option.

6.              Restricted Shares; Restricted Share Units and Other Share-Based Awards.

         6.1          Restricted Shares. A grant of Restricted Shares as provided for in the Plan may, but is not required to, have a purchase price which may be set at the discretion of the Administrator.  In the case of a grant of Restricted Shares for which a purchase price is required, such grant shall not be made until arrangements for payment of the purchase price have been established that are satisfactory to the Administrator.

         6.2          Restricted Share Units and Other Share-Based Awards. The conditions and dates upon which restricted stock units and other equity-based and Share-based awards become vested and nonforfeitable and upon which the Shares underlying the restricted stock units and other equity-based and Share-based awards may be issued, in all cases, will be subject to compliance with Section 409A of the Code.

7.             Repurchase Provisions

The Administrator in its sole discretion may provide that the Company may repurchase Shares acquired upon exercise of an Option pursuant to the Plan and this Appendix upon the occurrence of certain specified events, including, without limitation, a Participant’s termination as a Service Provider, divorce, bankruptcy or insolvency; provided, however, that any such repurchase right shall be set forth in the applicable Award Agreement or Restricted Stock purchase agreement or in another agreement referred to in such agreement.

8.             Amendment of Appendix and Individual Awards.

8.1           This Appendix shall terminate ten (10) years following the first date of its approval by the Board of Directors.  This Appendix may otherwise be amended or terminated in accordance with the terms governing the amendment or termination of the Plan; provided, however, that without the approval of the shareholders of the Company entitled to vote in accordance with applicable law, no amendment may be made that would: (i) increase the aggregate number of Shares  that may be issued under this Appendix; (ii) change the classification of individuals eligible to receive Awards under this Appendix; (iii) decrease the minimum exercise price of any Option below the amounts specified herein; (iv) extend the term of the Plan under Section 12 of the Plan or the maximum Option period under Section 5.4 of this Appendix; or (v) require shareholder approval in order for the Appendix to continue to comply with Section 422 of the Code to the extent applicable to Incentive Stock Options or require shareholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.

8.2           The Administrator may, to the extent permitted by the Plan and this Appendix, amend the terms of any Option theretofore granted, prospectively or retroactively, but, subject to the Plan or as otherwise specifically provided herein, no such amendment or other action by the Administrator shall materially impair the previously accrued rights of any holder of such Option without the holder’s consent.

8.3           Notwithstanding any other provisions of the Plan or this Appendix to the contrary, (a) the Administrator may amend the Plan, this Appendix or any Award without the consent of the holder thereof if the Administrator determines that such amendment is required or advisable for the Company, the Plan, this Appendix or any Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard, and (b) none of the Company, the Board or the Administrator shall take any action pursuant to Section 8 or Section 9 of this Appendix or Section 10  or Section 12.2 of the Plan, or otherwise, that would cause an Award that is otherwise exempt under Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.

9.             Transferability of Awards.

No Award shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable, during the Participant’s lifetime, only by the Participant.  Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee.  A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan, the Appendix and the applicable Award agreement.  Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan, the Appendix and the applicable Award Agreement.

10.           Deferred Compensation.

To the extent that the Administrator determines that any Award granted under the Plan and this Appendix is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code.  To the extent applicable, the Plan, this Appendix and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Plan or this Appendix to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan or the Appendix and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.  The Administrator may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or an Appendix that (in each case) meets the requirements of Code Section 409A.